TRUST AGREEMENT ENTERED INTO, ON THE ONE HAND, AS FIRST TRUSTOR, WHICH WILL BE HENCEFORWARD NAMED AS THE “FIRST TRUSTOR’’, BY MR. EMILIO AZCARRAGA MILMO, REPRESENTED BY MR. JULIO BARBA HURTADO, ATTORNEY AT LAW, AND ON THE OTHER, AS TRUSTEE, BY “NACIONAL FINANCIERA, S.N.C.”, WHICH HENCEFORWARD WILL BE KNOWN AS THE “TRUSTEE” REPRESENTED BY ________________, THE PRESENT AGREEMENT IS ENTERED INTO WITH THE APPEARANCE OF THE COMPANY NAMED “GRUPO TELEVISA, S.A.”, HENCEFORWARD G-TELEVISA, REPRESENTED BY ____________, THE PARTIES GRANT WHAT IS RECORDED ACCORDING TO THE FOLLOWING STATEMENTS AND CLAUSES:

S T A T E M E N T S

I.

The FIRST TRUSTOR states:

a)

That he is a Mexican citizen in full exercise of his rights and that he has the legal capacity to enter into the present agreement and that the representation that Mr. Julio Barba Hurtado, Attorney at Law, has, is certified in public deed number ________, drawn up before the certification of Mr. ________________ Attorney at Law, Public Notary __________ of the Federal District and that his power has not been limited or revoked on the date of the granting of this deed.

b)

That he is a shareholder of G-TELEVISA, and by that virtue, he is a holder of “A” Series shares representing the capital stock of such company.

c)

That the shares which represent the capital stock of G-Televisa, are registered in the National Registry of Securities and Brokers, Securities Section of the National Commission of Securities (Comisión Nacional de Valores) and in the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.) where they are quoted and traded.

d)

That G-TELEVISA’s shareholders in a General Extraordinary Shareholders Meeting, and in a Special Shareholders Meeting of “L” Shares, which will be held on December ___, 1993, shall approve the following proposals:

1.-

To issue premium dividend and limited voting shares to form a series which will be named Series “D” or “Dividend Premium”;

2.-

To reorganize the series of shares which represent the capital stock, with the purpose of increasing the number of outstanding shares through the issue of new shares and corresponding exchange of three new shares for each presently outstanding share;

3.-

That in exchange for each currently outstanding Series “A” or Series “L” share, three shares shall be delivered to their holders;

4.-

That the three shares to be delivered in exchange for each outstanding share shall be: one Series “A” share, one Series “D” Share and one Series “L” Share; except in the case of 81,885,000 Series “A” shares, held by Grupo Televicentro, S.A. de C.V., with respect to which three Series “A” shares shall be exchanged for each Series “A” Share, for a total of 245,655,000 Series “A” Shares (the “Control Position”);

5.-

That, once the new shares are issued, they shall be represented by a single and indivisible title, (hereinafter the TITLE), which evidences one Series “A” share, one Series “D” share and one Series “L” share of the capital stock of G-TELEVISA;

6.-

That each representative TITLE of shares may be deposited in trust for an irrevocable term which will not be less than ten years;

7.-

That the purpose of such TRUST will be, among others, to issue non-redeemable ordinary participation certificates (hereinafter the CERTIFICATES or “CPOs”); representing shares of the Company committed to the trust;

8.-

That each CERTIFICATE which is issued through such TRUSTEE, will grant its holder the right to an undivided interest in the shares deposited in trust, equivalent to one TITLE representing one Series “A” share, one Series “D” share and one Series “L” share;

9.-

That the shareholders who put their shares in such trust will receive one CERTIFICATE for each TITLE representative of three shares in the aforementioned form;

10.-

That another purpose of the TRUST is to favor that the different series shares in which the capital stock of G-TELEVISA will be divided, quote in identical conditions in the national stock exchange and in the international stock exchange through the CERTIFICATES;

11.-

That G-TELEVISA will keep in the nominative shares register book, an account and registration of the TITLES that are so issued and outstanding;

12.-

That the foreign investors who at present hold Series “L” shares, in exchange for the certificates which represent the Series “L” shares, receive a CERTIFICATE of those which are issued by the TRUSTEE.  Accordingly G-TELEVISA shall previously deliver to the TRUSTEE, directly or through an authorized institution for the deposit of securities, the TITLES each of which evidences one of each one of the Series “A”, “D” and “L” shares.

13.-

That the CERTIFICATES which are issued through the TRUST, will confer to their holders the following rights:

i)

Each CERTIFICATE will represent for its holder the right to the property of one TITLE, which in turn evidences three of G-TELEVISA’s shares, one Series “A” Share, one Series “D” share, one Series “L” share, plus the shares of the same company which each one of them may be entitled to receive due to stock dividends.

ii)

Each CERTIFICATE will grant its holder the right to receive the dividends in cash which correspond to the shares which it represents.

iii)

The Mexican CERTIFICATES’ holders will be entitled to instruct the TRUSTEE so that it appoints a proxy, who exercises the voting rights which correspond to the shares deposited in trust, according to the instructions that such holders directly give to the proxy.  CERTIFICATE holders who are non-Mexican nationals will have such voting rights with respect to Series “L” shares evidenced by the CERTIFICATES in question, and regarding the Series “A” and “D” shares, the TRUSTEE will vote in the same manner as the majority of the outstanding Series “A” and “D” shares, respectively, held by Mexican nationals (directly or through CPOs) are voted.

iv)

The holders will be entitled to instruct the TRUSTEE of the CERTIFICATES, to the extent permitted by applicable law, about the subscription of capital stock, when exercising their pre-emptive rights or when otherwise subscribing for shares, provided that they provide the necessary funds in the form and terms established in the By-laws.

v)

After a ten years term has elapsed from the date on which the restructuring of G-TELEVISA’s capital stock has bean consummated (the “Tenth Anniversary”), the Mexican nationals, holders of CERTIFICATES; will be able to receive the shares deposited in trust by exchanging the CERTIFICATES which represent them. Foreigners, through previous delivery of the CERTIFICATES and payment of the necessary fees, in the form and terms established in the By-laws, will be able to instruct the TRUSTEE to request from G-TELEVISA the issue of titles for each series of shares, so that such TRUSTEE transfers their ownership to a legally qualified person to acquire them, according to the indication of the holder of the corresponding CERTIFICATE, giving him, in due course, the product of the transfer after expenses and taxes are deducted.  The TRUSTEE will learn the nationality of the holders of Certificates based upon the information of the brokers which it receives from the institution for the deposit of shares.

e)

That with the purpose of carrying out the exchange of his own shares of G-TELEVISA and that other shareholders carry out the same, he appears to enter into the present agreement.

f)

That G-TELEVISA requested and obtained from the Ministry of Commerce and Industrial Promotion and from the National Commission of Securities, authorization for the constitution of the present trust and so that the CERTIFICATES which are issued under it, are registered at the Securities Section of the National Registry of Securities and Brokers and at the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.) and quote in it and in other stock exchanges.

The documents issued by both Institutions are enclosed to be a part of the present agreement, under numbers 1 and 2 respectively.

II.

The TRUSTEE declares:

a)

That it is a National Credit Institution which is ruled by the ordinances of its own Organic Law.

b)

That it is legally qualified to act as TRUSTEE, therefore it agrees to receive the assignment that is given to it through this act.

c)

That according to sub-sub-paragraph b) of section XIX of article 106 of the Credit Institutions Law, it unequivocally informed the FIRST TRUSTOR about the contents and legal significances of such provision, which is written in clause Twenty-Sixth of this Agreement.

Due to what has been expounded, the parties grant the following:

C L A U S E S

FIRST.- CONSTITUTION.- The FIRST TRUSTOR and the TRUSTEE agree to enter into the present agreement, by virtue or which the first one constitutes a Trust to carry out the purposes which are henceforward established, by virtue of which he places in trust the assets which are hereinafter identified.

SECOND.- PARTIES.- The following are parties to this Trust:

FIRST TRUSTOR:

EMILIO AZCARRAGA MILMO.

SECOND TRUSTOR:

Individuals, corporate entities or other entities, either Mexican nationals, or foreigners, that after the constitution of this Trust, deposit in it one or more of G-TELEVISA’s shares, for the purpose of receiving CERTIFICATES which are issued according to this Agreement.

TRUSTEE:

NACIONAL FINANCIERA, S.N.C.

BENEFICIARIES:

The FIRST TRUSTOR and the Beneficiaries with the purpose of receiving CERTIFICATES, one for each TITLE which represents three shares which are deposited in Trust, understanding that each CERTIFICATE which they receive will evidence one TITLE which represents three of G-TELEVISA’s shares, one “A” share, one “D” share and one “L” share, once the TRUSTEE has carried out the corresponding exchange of the share contributed by the FIRST TRUSTOR and/or the Beneficiaries.

Mexican investors and individuals, corporate entities or economic entities, foreigners or individuals, corporate entities or other entities can be beneficiaries pursuant to article 2Q, of the Law to Promote Mexican Investment and Regulate the Foreign Investment.

THIRD.  DESIGNATION OF SECOND TRUSTOR.-  The persons that after the subscription of this agreement, join the agreement which is contained in it through the contribution of shares to the Trust; by that sole fact they will be subject to the provisions herein determined.

FOURTH.- TRUST EQUITY.- The equity of this Trust will consist of:

1.-

One of G-TELEVISA’s Series “A” shares, which through this agreement is contributed by the FIRST TRUSTOR.

2.-

Series “A”, Series “L” and Series “D” shares which the Second Trustor contribute.

3.-

Series “A”, Series “D” and Series “L” shares which the TRUSTEE receives through an exchange which is done by the Institution for the Deposit of Securities, of those contributed by the FIRST TRUSTOR or by the SECOND TRUSTOR.

4.-

The shares the TRUSTEE receives by subscription of the capital stock, according to the By-laws and as long as it timely receives from the holders of certificates the necessary funds.

5.-

The shares the Trustee receives from payment of dividends in kind.

FIFTH.- PURPOSES.- The purpose of this Trust is to constitute a mechanism of implementation of the agreements to which sub-sub-paragraph d) of number I. in the chapter of declarations of this agreement makes reference.

For such purpose, the TRUSTEE will carry out the following activities:

6.-

It will receive and keep in trust until at least the Tenth Anniversary, the shares G-TELEVISA contributed by the FIRST TRUSTOR and the SECOND BENEFICIARIES.

7.-

The TRUSTEE will proceed, in due course, to the exchange by means of the Institution for the deposit of securities, of the Series “A” and Series “L” shares which are deposited in trust, including the Series “A” share deposited by the FIRST TRUSTOR, to receive, for each one of them, three shares-one Series “A” share, one Series “D” share and one Series “L” share.

8.-

Supported by the new Series “A” , Series “D” and Series “L” shares, received by contribution of a Beneficiary, through exchange, or received directly from the Company by virtue of being related to shares previously issued to foreigners, the TRUSTEE will proceed to carry out an issue of ordinary participation certificates.

9.-

The TRUSTEE will carry out the issue of ordinary participation certificates, in the amounts and upon the terms and conditions stipulated by the Technical Committee, according to the following:

i)

Each CERTIFICATE will represent for its holder the right to the property of a TITLE, which in turn evidences three of G-TELEVISA’s shares , one Series “A” share, one Series “D” share, and oneSeries “L” share, plus shares of the Company which each one of them may be entitled to receive due to stock dividends.

ii)

Each CERTIFICATE will grant to its holder the right to receive the dividends which correspond to the shares it represents.

iii)

Mexican holders of CERTIFICATES will be able to instruct the TRUSTEE to appoint a proxy, who will be able to exercise the voting rights which correspond to the shares deposited in trust, according to the instructions that such holders directly give to the proxy.  The holders of CERTIFICATES which are not Mexican nationals will have the such rights, as regards Series “L” shares evidenced by the mentioned CERTIFICATES, and regarding Series “A” and “D” shares, the TRUSTEE will vote such shares in the same manner as a majority of the outstanding “A” and “D” shares, respectively, held by Mexican nationals, are voted.

iv)

The holders of CERTIFICATES, will be able to instruct the “TRUSTEE, to the extent permitted by applicable law and according to the By-laws, about the subscription of capital stock, when exercising their pre-emptive rights or when otherwise subscribing for shares; provided that they provide the necessary funds.

v)

After the Tenth Anniversary of the restructuring of G-TELEVISA’s capital stock, the Mexican CERTIFICATES holders will be able to receive the shares deposited in trust by exchanging the CERTIFICATE or CERTIFICATES which represent them. The holders who are not Mexican nationals, after the delivery of the CERTIFICATES and payment of the necessary funds and according to what is determined by the By-laws, will be able to instruct the TRUSTEE to request from G-TELEVISA the issue of titles for each series of shares, so that such TRUSTEE transfers the ownership of the shares to the legally capable person to acquire them, according to the indication of the holder of the corresponding CERTIFICATE, giving this holder, in due course, the product of the transfer, once expenses and taxes are deducted. The TRUSTEE will learn the nationality of the holders of CERTIFICATES based upon the information of the brokers who receive it from the institution which has the deposited shares.

SIXTH.- ISSUE.- After obtaining the corresponding authorizations, the TRUSTEE will issue the CERTIFICATES in an equal number to the total of the new shares issued by G-TELEVISA which the TRUSTEE receives divided by three.

SEVENTH.- PLACING.- The TRUSTEE will place CERTIFICATES in equal number to that of the TITLES which are deposited in trust.

THE TRUSTEE will make as many placings of CERTIFICATES as it may be necessary with an invariable back up of the income of shares to the equity of the TRUSTEE on the corresponding issue.

EIGHTH.- COMMON FUND.- The shares which are committed in trust will form the common fund of the issue of the CERTIFICATES, each CERTIFICATE representing only one TITLE, which in turn stands for three shares--one Series “A”, one Series “D” and one Series “L” share.

NINTH.-Upon any change in par value, split-up, consolidation or any other reclassification of the A Shares, L Shares and D Shares, or upon any merger or consolidation affecting the Company, the CPO TRUSTEE shall determine whether to execute and deliver additional CPOs representing any securities that shall be received by the CPO Trustee in exchange for, in conversion of, or in respect of, the A Shares, L Shares and D Shares held in the CPO Trust, or call for the surrender of outstanding CPOs, to be exchanged for new CPOs, and shall determine, in each case, any required amendments to be made to the CPO Trust Agreement, the CPO Deed. If as a result of a redemption of the A Shares, L Shares and D Shares the A Shares, L Shares and D Shares held in the CPO Trust are called for redemption, the CPO TRUSTEE will, in accordance with the instructions of the CPO Technical Committee (as hereinafter defined), determine, in any manner deemed to be equitable and practicable by such CPO Technical Committee, the CPOs that are to be redeemed (in a number equal to the number of A Shares, L Shares and D Shares held in the CPO Trust so called for redemption), and pay the holders of such CPOs their proportionate share of the consideration paid by the Company in respect thereof.

The assets deposited in trust will form a group subject to distribution among the CERTIFICATES holders, only in case the structure of G-TELEVISA’s capital stock is modified in such a way that it will not be possible to correlate in whole numbers the shares deposited in trust with the new structure. In this case, the TRUSTEE with the agreement of the Common representative of the holders of the CERTIFICATES, will determine the form and terms of the distribution to their benefit.

TENTH.-HOLDERS.- Mexican nationals and Non-Mexican nationals individuals, corporations and other entities, will be able to acquire the CERTIFICATES which are issued under this Trust. In both cases they can act on their own behalf or that of third parties.

In case any foreigner, either at present or in the future, is holder of one or several CERTIFICATES, it will be considered that it is neutral investment which will not be computed for the purpose of determining the amount and proportion of the participation of foreign investors in the capital stock, according to the terms determined by General Resolution Number Three which establishes special criteria and mechanisms for the application of several ordinances of the Regulations of the Law to Promote Foreign Investment.

ELEVENTH.- TITLES.-The CERTIFICATES the TRUSTEE issues will be able to be evidenced by one or several titles, which represent one or several CERTIFICATES.

TWELFTH.- DEPOSIT.- The title or titles which represent the CERTIFICATES will be deposited, in some company authorized by the Ministry of Treasury and Public Credit to act as institution for the deposit of securities according to the terms of the law in force.

The institution for the deposit of securities will open as many accounts, as it deems necessary to credit the Trustors, an equal number of CERTIFICATES issued by the TRUSTEE, in respect of TITLES which represent one Series “A” share, one Series “L” share and one Series “D” share which represent G-TELEVISA’s capital stock, had they put them in trust on their own behalf or that of third parties.

The TRUSTEE will agree with the depositary institution of the TITLES and the CERTIFICATES, that such institution will notify the brokers at the stock exchange, the Mexican Stock Exchange, the National Securities Commission and the TRUSTEE, at the close of each working day, regarding the number of CERTIFICATES they have transferred on their own behalf, or on behalf of their clients, and also the number of TITLES which represent three shares, one Series “A” share, one Series “L” share and one Series “D” share which represent the capital stock of G-TELEVISA, which have been deposited with the TRUSTEE through the deposit of the CERTIFICATES. The Institution for the deposit of securities must deliver the corresponding account status to the TRUSTEE at the latest the following working day after the operation is carried out.

Such depositary institution shall assume the responsibility of implanting the necessary control measures, with the purpose that at all times the relationship of one TITLE is kept. This TITLE, in turn stands for three shares in the form mentioned in the preceding paragraph, for each placed CERTIFICATE, and always takes actions to provide that for no reason whatsoever shall the number of outstanding CERTIFICATES surpass the authorized amount of the issue.

THIRTEENTH.- CASH DIVIDENDS.- The TRUSTEE will deliver to the holders of the CERTIFICATES the dividends in cash which correspond to the shares committed in trust, in each case in the same currency in which they were received. For these effects it will be understood that the TRUSTEE has carried out its assignment through the allocation and compensation techniques they perform, inside their corresponding activities spheres, the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.), the institution where the shares and the CERTIFICATES are deposited, and also the financial brokers who intervene in the operation on their own behalf or that of third parties.

If a distribution by the Company consists of a dividend in A Shares, L Shares, and D Shares evidenced by CPOs, such A Shares, L Shares and D Shares will be held in the CPO Trust and the CPO TRUSTEE will distribute to the holders of the outstanding CPOs, in proportion to their holdings, additional CPOs in an aggregate number of CPOs representing, financial interests in A Shares, L Shares and D Shares, as the case may be, received by the CPO Trustee as such dividend. If the maximum amount of CPOs that may be delivered under the CPO Deed would be exceeded as a result of a dividend in A Shares, L Shares and D Shares, a new CPO deed would need to be entered into setting forth the amount of the new CPOs (including those CPOs exceeding the number of CPOs authorized under the CPO Deed) to be issued. In the event that the CPO Trustee receives any distribution with respect to A Shares, L Shares and D Shares held in the CPO Trust other than in the form of cash or additional shares, the CPO Trustee will adopt such method as it may deem legal, equitable and practicable to effect the distribution of such property.

FOURTEENTH- VOTING RIGHTS.- The CERTIFICATES holders will be able to instruct the TRUSTEE to grant proxy on behalf of the person who they individually appoint, so that such person exercises the voting rights which correspond to the shares deposited in trust, according to the instructions received directly from the holder.

The proxy will be granted to exercise such rights by the shares which hold the CERTIFICATE or CERTIFICATES whose holder would have instructed the TRUSTEE for the indicated purpose.

The TRUSTEE must receive the instructions in writing, with a minimum time of five business, days, prior to the shareholders meeting day. Any instruction received after the set time limit has elapsed will be considered as not granted. in the sole discretion of the TRUSTEE.

In the aforementioned time limit of five days the TRUSTEE will grant the proxies and will negotiate the dispatch of the corresponding evidences.

The non Mexican national holders will be awarded this right, only regarding Series “L” shares.

Due to the fact that the CERTIFICATES will trade at the stock exchanges, the TRUSTEE does not have the obligation to verify or to record the nationality of the holders.

The TRUSTEE will neither be responsible for the way in which the proxies vote, or for their absence at the corresponding meeting.

Regarding the shares deposited in trust for which the TRUSTEE has not received instruction in the precedingly mentioned terms, the TRUSTEE will exercise the right, voting in the same manner as a majority of the shareholders of the corresponding series.

The CPO TRUSTEE will be required, until the Tenth Anniversary of the restructuring of the series of shares which represent the capital stack, will exercise the voting rights which correspond to Series “L” Shares, which are held by a) Grupo Televicentro, b) Grupo Televicentro’s subsidiaries and c) Grupo Televicentro’s shareholders, (the “Founding Partners”), in the same manner in which the majority of the shares of such series would have voted at the relevant meeting, so that the investor public determines the sense of the voting of this series. For this purpose, the Secretary of G-TELEVISA will confirm to the TRUSTEE:

vi)

The date in which the Meeting would have decided to carry out the restructure and;

vii)

How many Ordinary Participation Certificates issued by the TRUSTEE were held by the Founding Partners at the close of business on the Record Date before the holding of a Shareholders Meeting in which Series “L” shareholders vote.

FIFTEENTH. SUBSCRIPTION- In case increases to G-televisa’s capital stock are decreed due to new contributions, the TRUSTEE will subscribe and pay the increase proportionally to those deposited in trust, as long as it had timely received the corresponding funds from the CERTIFICATES holders, according to the terms and conditions set forth in the By-laws.

The TRUSTEE will deliver to the CERTIFICATES holders as many additional TITLES from those aforementioned as it corresponds, as long as there are CERTIFICATES available from the issue carried out, otherwise it will inform the Technical Committee, so that it gives instructions for another issue or in case it was possible, for the direct delivery of the shares.

In case that as a consequence of the increase of capital stock new investors had subscribed and paid shares, if they deposit them with the TRUSTEE, it will deliver CERTIFICATES in exchange for their contribution, if they are available or it will inform the Technical Committee in the form indicated in the preceding paragraph.

SIXTEENTH.- COMMON REPRESENTATIVE.-División Fiduciaria of Banamex, S.A., Grupo Financiero Banamex Accival, is appointed to act as proxy of the holders of the CERTIFICATES.

SEVENTEENTH.- TECHNICAL COMMITTEE INTEGRATION.- The FIRST TRUSTOR establishes a Technical Committee which will be formed by members who will be appointed from among the persons who are part of G-TELEVISA’s Executive Committee.

The FIRST TRUSTOR must notify the TRUSTEE in writing the names of those who form the Technical Committee, and also any change produced in its integration.

The TRUSTEE will only implement the instructions received by the Committee integrated according to the last notification it would have received.

EIGHTEENTH.- TECHNICAL COMMITTEE.- FUNCTIONING.- The Technical Committee will meet as many times as it deems necessary to accomplish the purposes of this Trust, by its Chairman summon. The TRUSTEE will also be able to summon for matters considered in Clause Nineteenth, sub-sub-paragraph 3 and sub-sub-paragraph 4.

The Committee will be presided over by the Chairman of G-TELEVISA’s Executive Committee or by the person appointed by such Executive Committee, and the person who among its members is appointed by the Committee itself will act as secretary of minutes.

So that the Technical Committee can validly act, the presence of a majority of its members will be required. For the purpose of instituting a quorum the participation of the alternate members will not be considered, in case the corresponding regular member is present.

The agreements of the Committee will be taken by simple majority of votes of those assembled with the right to vote. The Chairman will have a quality vote in case of a draw in the voting.

A minute will be drafted of every meeting. This minute must be signed by all the members present at the corresponding meeting.

The agreements of the Committee will be communicated to the TRUSTEE, through a writing which will be signed by the Secretary of the Committee.

NINETEENTH.- TECHNICAL COMMITTEE.- AUTHORITY.- The Technical Committee will have the following powers:

10.-

To instruct the TRUSTEE about the characteristics of the issue of CERTIFICATES in the case considered by the Fifth Clause, sub-sub-paragraph 4 of this agreement.

11.-

To appoint proxy for the exercise of the voting rights of the shares deposited in trust, regarding those about which the TRUSTEE does not receive instructions from the holders of the CERTIFICATES.

12.-

To solve any situation not considered in this agreement, and any issuance of CERTIFICATES.

13.-

To appoint proxy for the exercise of voting rights inherent in the shares underlying the trust equity.

TWENTIETH.-SHARES REDEMPTION.- If the shares deposited in trust would be partially redeemed or if the capital stock of the Company is reduced through a refund or cancellation in any manner of the outstanding shares that form a part of the trust equity, the TRUSTEE will notify this fact to the Common Representative, so that by following the procedure considered by article 222 of the General Law of Titles and Credit Operations, the determination of the CERTIFICATES which will be affected will be made.

TWENTY-FIRST.- REDEMPTION OF THE CERTIFICATES.- When the holders of the CERTIFICATES are Mexican nationals, after ten years have elapsed from the date of the restructuring of the capital stock of G-TELEVISA, they will be able to redeem the CERTIFICATES by the exchange of the TITLE or TITLES which represent the shares. The foreigners, by the previous supply of the necessary fees, will be able to instruct the TRUSTEE to request from G-TELEVISA the issuance of titles for each series of shares, with the purpose that such TRUSTEE transmits the ownership of the titles to a duly qualified person to acquire them according to the instructions of the holder of the corresponding CERTIFICATE, giving him, in due course, the product of the transfer, once expenses and taxes are deducted.

TWENTY-SECOND.- ANTICIPATED EXTINCTION. If as a consequence of what was considered by the preceding clauses Nineteenth and Twentieth, it turns out that the total amount of the issued CERTIFICATES has been withdrawn from circulation, the TRUSTEE will proceed to cancel the issue and extinction of this Trust with the participation of the Common Representative.

Besides what is hereby determined, the Trust will be able to be extinguished at any time and at any instance considered by article 357 of the General Law of Credit Operations and Titles.

Upon the extinction of the Trust, the TRUSTEE will proceed to dispose of the shares committed in trust, according to instructions received from the Technical Committee, and proceed to distribute among holders of the CPOs, the returns from the sale of the shares of stock, in proportion to their respective holdings,

TWENTY-THIRD.- FOREIGNERS.- The foreign individuals and entities, foreign economic units without juridical status, Mexican enterprises in which foreign capital stock participates majoritarily, and the immigrants who are linked to any economic decision center abroad, by the sole fact of the holding of the participation certificates, it will be understood that they agree with the Mexican Government before the Ministry of Foreign Relations, to be considered as Mexican nationals regarding the participation certificates and they agree by that same fact to waive the protection of their Governments, under the penalty, otherwise, of losing the totality of the certificates on behalf of the Mexican Nation.

TWENTY-FOURTH.- EXPENSES, FEES AND TAXES.- All the expenses, fees arid taxes which are incurred by the entrance into this agreement, or the fulfillment of its ordinances, will be paid by G-TELEVISA, which must pay them within 48 hours after the written notice received from the TRUSTEE.

TWENTY-FIFTH.- DURATION.- The Trust will have a maximum duration of 30 (thirty) years counted starting on the date the present Agreement is signed. Twelve months prior to the expiration of such term , the Technical Committee of the Trust will be able to determine and instruct the TRUSTEE to transfer the Trust equity to another trust in the fiduciary institution which the Technical Committee of the TRUSTEE determines, with similar objectives to those considered in the present Trust, considering that the ordinary participation certificates issued by the fiduciary institution based on the equity of the new trust, will be simultaneously exchanged at the issue by the CERTIFICATES which would be issued according to this Trust.

If twelve months before such term ends, the TRUSTEE has not received instructions from the Trust's Technical Committee regarding the form and terms to transfer the equity of this Trust to another one, neither regarding the form and terms to carry out the exchange of the CERTIFICATES it would have issued in accordance to what is here considered, for shares of G-TELEVISA, or to sell G-TELEVISA's shares which are still part of the Trust, the TRUSTEE will proceed to sell all of G-TELEVISA's shares which still form part of the Trust equity at the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.), avoiding to cause contrary effects to the healthy stock exchange practices; and will proceed to deliver the net amount of the product of such sale to the holders of the CERTIFICATES it would have issued, in the corresponding proportion.

TWENTY-SIXTH.- ENGAGEMENT FOR SUPPORTS.- In case it would be necessary for the best achievement of the objectives of the Trust, the TRUSTEE will be able to enter into an agreement, upon previous written instruction of the Technical Committee, for the necessary services, equipment, systems and staff; the staff the TRUSTEE would be hire for this purpose will not form part of Nacional Financiera, S.N.C.’s staff, but must be considered at the service of the equity of the present Trust, according to Article 82 of the Credit Institutions Law.

TWENTY-SEVENTH.- LEGAL PROHIBITION.- Sub-sub-paragraph b), Section XIX, Article 106 of the Credit Institutions Law to the letter provides:

“It will be forbidden for the Credit Institutions:”

“...XIX.- When performing the operations pursuant to section XV of article 46 of this Law:”

“...b) To answer the trustors, mandators, or constituents, about the nonfulfillment of the debtors, for the credits which are granted, or of the issuers, for the securities which are obtained, unless it is their fault, according to what is established at the end of article 356 of the General Law of Credit Operations and Titles, or to guarantee the receipt of proceeds for the funds whose investment is trusted to them.”

If when the Trust mandate, or commission, constituted to grant credits, ends, these credits would not have been paid by the debtors, the institution will have to transfer them to the trustor or to the trustee, as the case may be, or to the mandator or constituent, refraining itself from paying the due amount.”

“Any pact, contrary to what is implemented in the two preceding paragraphs, will not have any legal effect at all.”

“In the Fiduciary, mandate or commission agreements, this paragraph will be inserted in a noticeable way, together with a declaration of the trust in the sense that it made its contents known unmistakably to the persons from whom it had received assets for its investment;...”

TWENTY-EIGHTH.- FIDUCIARY FEES. (TO BE DEFINED).

TWENTY-NINTH.-TRUSTEE’S RESPONSIBILITY.- The TRUSTEE will grant powers on behalf of the persons, and with the powers the Technical Committee determines, to carry out the defense of the Trust, without any liability for the TRUSTEE due to the performance or the fees and expenses incurred due to the exercise of the power.

THIRTIETH.- FOREIGN INVESTMENTS REGISTRY.- The TRUSTEE shall request the filing of this Agreement in the Third Section of the Foreign Investments Registry, within 60
( sixty ) business days after the signing hereof.

THIRTY-FIRST.- NOTICES OF DOMICILES.- All communications which the parties have to give one another according to this agreement, will be in writing and sent to the other party by certified mail with acknowledgement of receipt, telex, telecopy, or by any other means which guarantees its receipt, to the following domiciles:

THE FIRST TRUSTOR:

Av. Chapultepec No.19-4o piso

Col. Doctores, C.P. 06724

México, D.F.

THE TRUSTEE:

Insurgentes Sur 1971

IV Tower Fifth Floor

Col. Guadalupe Inn

01020 Mexico, D.F.

THIRTY-SECOND.- JURISDICTION AND COMPETENCE.- This agreement is subject, for the interpretation and implementation to the Mexican United States laws.

To solve any controversy originated due to this agreement, the parties are expressly submitted to the jurisdiction of the competent courts in Mexico City, Federal District, expressly waiving from this moment on any other jurisdiction which may correspond to them by reason of their present or future domiciles.

THE FIRST TRUSTOR

THE TRUSTEE

________________________________

_____________________________
JULIO BARBA HURTADO

ATTORNEY AT LAW

For Nacional Financiera,S.N.C.
Proxy for Mr. Emilio
Azcárraga Milmo

________________________

For GRUPO TELEVISA, S.A.

WITNESSES

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